Exhibit 99.1
NEWS RELEASE

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
July 3, 2013	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Announces Second Quarter 2013 Charge and Schedules Earnings Release, Conference Call and Webcast
WEST DES MOINES, IA -- July 3, 2013 -- American Equity Investment Life Holding Company (NYSE:AEL), a leading underwriter of index and fixed rate annuities, announced today that its financial results for the second quarter of 2013 would include a pretax charge of up to $8.5 million ($5.5 million after applicable income taxes) to cover assessments from state guaranty fund associations related to the insolvency of Executive Life Insurance Company of New York (ELNY). ELNY was placed into rehabilitation by the New York Insurance Department in 1991. The amount represents assessments already received and estimates of assessments expected to be received in the coming months. The estimates of assessments expected to be received are based upon information currently available and are subject to ongoing evaluation. Our life insurance subsidiaries are required under the solvency or guaranty laws of most states in which they do business to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies such as ELNY.
EARNINGS RELEASE, CONFERENCE CALL AND WEBCAST
AEL will announce its second quarter 2013 earnings after the close of the market on Wednesday, July 31, 2013. The second quarter earnings release and financial supplement will be posted on the American Equity website (www.american-equity.com) at that time. AEL will hold a conference call to discuss second quarter 2013 earnings on Thursday, August 1, 2013, at 10:00 am CDT. The conference call will be webcast live on the internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 866-515-2915, passcode 44827480 (international callers, please dial 617-399-5129). An audio replay will be available shortly after the call on AEL's website. An audio replay will also be available via telephone through August 22, 2013, by calling 888-286-8010, passcode 66406844 (international callers will need to dial 617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.